EXHIBIT 10.29

CONFIDENTIAL

<<Date>>

«First_Name» «Last_Name»

«Address_Line1» «Address_Line2»

«Town_Or_City», «Region_2» «Postal_Code»

Dear «First_Name»:

This letter is to confirm the agreement between you and Vignette Corporation (the “Company”) regarding your separation from the Company. Your full-time employment with the Company will end on <<Termination Date>> (the “Termination Date”). All of the provisions of this letter (“the Separation Agreement”) are subject to, and conditioned upon, you signing and returning to us a copy of the Separation Agreement, and complying with its terms.

This Separation Agreement may not be changed or altered, except by a written document signed by you and the Company. This Separation Agreement is entered into in the State of Texas and the laws of the State of Texas will apply to any dispute concerning it. If any clause of this Separation Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Separation Agreement. Except as provided herein, this Separation Agreement constitutes the entire understanding between you and the Company and supersedes all other agreements or understandings, either verbal or written.

1.	Upon the effective date of this Separation Agreement, the Company will extend a severance payment to you representing wages in lieu of notice, in the amount of <<Severance Amount>> weeks of base pay (add applicable bonus per Letter Agreement). This severance payment will be made to you on a bi-weekly basis (following Vignette’s current pay period schedule). If you are rehired at any time during the severance payment period, your severance payments will cease as of the effective date of your rehire.

2.	With respect to your stock option grants, your vesting (Insert appropriate acceleration as per Letter Agreement). After the Termination Date, you will have three months in which to exercise any options in which you are vested.

3.	Upon your Termination Date, but not contingent upon signing the Separation Agreement, the Company will pay you all current accrued but unused vacation time, less all applicable withholdings. You will also receive reimbursement for any outstanding eligible business expenses incurred up to and including your Termination Date.

4.

Under the provisions of the group medical, dental, and vision insurance plans, your employee benefits are in effect until the end of the month in which your Termination Date occurs. However, if you elect to continue your health insurance coverage under COBRA following the end of the month in which your Termination Date occurs, then, in addition, the Company will pay the monthly premium under COBRA for one month following the month of your termination (that is,

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until <<end of the month following Termination Date>>). You will be eligible for seventeen (17) months of additional coverage pursuant to COBRA at your own expense after that date.

5.	With respect to your Employee Stock Purchase Plan (if applicable), all amounts deducted from payroll for participation in the current purchase period (February 1, 2006 – July 31, 2006) will be refunded to you upon your Termination Date. This payment is not contingent upon your signing this Separation Agreement. Upon your Termination Date of <<Termination Date>>, you will no longer be eligible to participate in this plan.

6.	Except as provided herein, you agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Separation Agreement.

7.	In exchange for the Company providing you with the above-referenced severance and other good and valuable consideration set forth herein, you hereby waive all claims against the Company, and release and discharge the Company from liability for any claims and damages that you may have against it as of the date of this Separation Agreement, whether known or unknown including, but not limited to, any claims arising out of your employment relationship with the Company and any of the Company’s subsidiaries, or violations of any federal, state or local fair employment practices law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act and the Americans With Disabilities Act. You also agree not to initiate any civil actions to assert such claims (the “Released Claims”). You understand that the consideration provided to you under the terms of this Separation Agreement does not constitute an admission by the Company that it has violated any such law or legal obligation.

8.	The parties also represent that they are not aware of any claim by either of them other than the claims that are released by this Separation Agreement.

9.	You agree that you will not disclose or cause to be disclosed in any way, any confidential information or documents relating to your employment with the Company, the operations of the Company, the terms of this Agreement, the facts and circumstances underlying this Agreement or the fact that such Agreement exists, except for the purpose of enforcing this Agreement should that ever be necessary.

10.	You agree that prior to the date you execute this Agreement, you will return all Company property in your possession. You also understand and agree that all files, papers, memoranda, letters, handbooks and manuals, facsimiles and other communications that were written, authorized, signed, received or transmitted during your employment, whether electronic or otherwise, are and remain the property of the Company and, as such, are not to be removed from the Company’s offices.

11.	To the extent consistent with applicable law, you also agree not to initiate any administrative or other legal action asserting the Released Claims against the Company or against any current or former officers, directors, or employees, to assert the Released Claims and, further, to the extent any such action has or may be brought by you or on your behalf by any third party, you agree to waive your right to any form of recovery in such action, including monetary damages or any other form of relief, including attorneys’ fees and costs.

12.	At all times and in the future, you will remain bound by the Company’s Proprietary Information and Inventions Agreement signed by you upon your employment with Vignette.

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13.	You agree that you will neither solicit for employment, or cause others to solicit for employment, any salaried employee of the Company who is presently or hereafter employed by the Company, or any other employee of the Company who had access to confidential or proprietary information or trade secrets of the Company, during the twelve (12) month period following your Termination Date.

14.	For a period of 12 months from the Termination Date you agree not to provide services as an employee, agent, independent contractor, general partner, officer or director for any entity whose business is directly competitive with the Company’s products or services, including but not limited to Interwoven, Broadvision, Plumtree, IBM, or EMC/Documentum. Provided however, you may engage with such a business if you receive the prior, written approval of the Company’s General Counsel. Provided further, you shall not be prohibited from any activity to the extent the Company no longer engages in a business that is directly competitive with such activity.

15.	You agree that except as expressly provided in this Separation Agreement, this Separation Agreement renders null and void any and all prior arrangements, either written or oral, between you and the Company, with the exception of the Company’s Proprietary Information and Inventions Agreement referred to in paragraph 12 above and the terms of any benefit plan, Corporate Credit Card Account (including severance payment deductions for monies owed Vignette for payment of Guaranty Card Accounts on the employee’s behalf, except where prohibited by State Law), Sales Compensation Policy, any equity incentive plan or stock plan, awards under any equity incentive plan or stock plan, stock option agreement, restricted stock agreement or any other form of stock agreement. In addition, this Separation Agreement does not supercede or render null and void any ongoing obligations of the Company to you under the February 10, 2006 letter agreement between you and the Company, including but not limited to, the obligation of the Company to make monthly severance payments and provide indemnification and include you as an additional insured under the Company’s directors and officers’ liability insurance.

Please indicate your agreement with the above terms by signing below. As noted above, your eligibility for the benefits offered under this Separation Agreement (except where otherwise stated) is subject to, and conditioned upon, your executing a copy of this Separation Agreement and returning it along with all Company equipment (in good condition) to Vignette. You may wish to consult an attorney as part of your consideration of this Separation Agreement and the Separation Agreement shall be effective seven days after you sign it.

Sincerely,

Gayle Wiley
Sr. VP – Worldwide Human Resources
Vignette Corporation

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My signature below signifies my agreement with the above terms. Furthermore, I acknowledge that I have read and understand the foregoing Separation Agreement and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived. I acknowledge that I have been given forty-five (45) days to review the document before signing. I also acknowledge that I can take an additional seven (7) days after signing it to revoke my agreement, by notifying the Company in writing within that seven (7) day period, addressed to Sr. VP – Worldwide Human Resources’ attention.

I acknowledge that I have read and understand the foregoing Separation Agreement and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived. I will return the signed Separation Agreement to Gayle Wiley (Sr. VP - Worldwide Human Resources) within forty-five (45) days of receipt.

__________________________
Signed (Employee Signature)	Date

Employee’s Name (printed)

Please return signed agreement to the following address:

Gayle Wiley

Sr. VP – Worldwide Human Resources

Vignette Corporation

1301 S. MoPac Expy, Suite 100

Austin, Texas 78746

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